UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2011

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 29, 2011, SmartHeat Inc. (the “Company”) received a notice from NASDAQ's Listing Qualifications Department indicating that for the last 30 consecutive business days the bid price for the Company’s common stock had closed below the minimum $1.00 per share required for continued listing on The NASDAQ Global Market under NASDAQ Listing Rule 5450(a)(1). The notification letter states that the Company will have 180 calendar days, or until March 27, 2012, to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of the Company’s common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days.

If the Company does not regain compliance by March 27, 2012, NASDAQ will provide written notification to the Company that the Company's common stock will be delisted. At that time, the Company may appeal NASDAQ's delisting determination to a NASDAQ Listing Qualifications Panel. Alternatively, the Company may apply to transfer its common stock to The NASDAQ Capital Market if it satisfies all of the requirements, other than the minimum bid price requirement, for initial listing on The NASDAQ Capital Market set forth in Marketplace Rule 5505. If the Company were to elect to apply for such transfer and if it satisfies the applicable requirements and its application is approved, the Company would have an additional 180 days to regain compliance with the minimum bid price requirement while listed on The NASDAQ Capital Market.

The Company intends to actively monitor the bid price for its common stock between now and March 27, 2012, and will consider all available options, including a reverse stock split, to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2011

SMARTHEAT INC.

By:	/s/ Jun Wang
Name:	Jun Wang
Title:	Chief Executive Officer